EXHIBIT 10.5

AMENDMENT No. 4 to EMPLOYMENT AGREEMENT

THIS AMENDMENT No. 4 to EMPLOYMENT AGREEMENT (this “Amendment No. 4”) is made as of December 30, 2009 (the “Effective Date”), by and between Century Aluminum Company, a Delaware corporation (the “Company”), and Logan W. Kruger (the “Executive”).

RECITALS

A.  The Company and the Executive are parties to an Employment Agreement, made as of December 13, 2005 and amended as of March 19, 2007, August 30, 2007 and December 1, 2008, pursuant to which agreement, as so amended, the parties agreed that the Company would employ Executive as President and Chief Executive Officer (collectively, the “Employment Agreement”).

B.  The Company and the Executive desire to amend the Employment Agreement.

THE PARTIES AGREE AS FOLLOWS:

1.           Agreement with regard to Fees and Expenses.  A new Section 16 of the Agreement is hereby added in its entirety as follows:

“16.           Fees and Expenses.

(a)           This Section 16(a) shall be applicable for any and all costs and expenses (including attorneys’ fees) incurred by Executive in seeking to enforce the Company’s obligations under this Agreement.  Unless prohibited by law, the Company shall pay and be solely responsible for any and all costs and expenses (including attorneys' fees) incurred by Executive in seeking to enforce the Company's obligations under this Agreement unless and to the extent a court of competent jurisdiction determines that the Company was relieved of those obligations because (i) the Company terminated Executive “for cause” (as determined under Section 7(c) hereof), (ii) Executive voluntarily terminated his employment other than for “Good Reason” (as defined in the SPA), or (iii) Executive materially and willfully breached his obligations under this Agreement and such breach directly caused substantial and demonstrable damage to the Company.  The Company shall pay directly or reimburse Executive for any and all such costs and expenses within 60 (sixty) calendar days following the presentation by Executive or by counsel selected from time to time by Executive of a statement or statements prepared by Executive or by such counsel of the amount of such costs and expenses.  If and to the extent a court of competent jurisdiction renders a final binding judgment determining that the Company was relieved of its obligations for any of the reasons set forth in clauses (i), (ii), or (iii) above, Executive shall repay, within 60 (sixty) calendar days following such judgment, the amount of such payments or reimbursements to the Company.  The Company shall also pay to Executive interest (calculated at the Base Rate from time to time in effect at Bank of America, compounded monthly) on any payments or benefits that are paid or provided to Executive later than the date on which due under the terms of this Agreement.

(b)           In order to comply with Section 409A, (i) in no event will the payments by the Company under Section 16 of this Agreement be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred; the Executive shall be required to submit an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year will not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year; (iii) the Company’s obligation to pay the Executive’s legal fees will terminate on the fourth anniversary of the termination of this Agreement; provided, however that with respect to any Supplemental Retirement Benefit, the Company’s obligation to pay the Executive’s legal fees will terminate on the second anniversary of the date on which the Company fully satisfies its obligations in respect of the Supplemental Retirement  Benefit; and (iv) the Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.”

IN WITNESS WHEREOF, this Amendment No. 4 has been duly executed as of the Effective Date.

For CENTURY ALUMINUM COMPANY
By:	/s/ Peter C. Jones
Peter C. Jones
Chairman of the Compensation Committee

EXECUTIVE /s/ Logan W. Kruger
Logan W. Kruger
President and Chief Executive Officer